Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 5, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Verso Paper Corp. and the effectiveness of Verso Paper Corp.’s internal control over financial reporting, appearing in the Verso Paper Corp.’s previously filed Registration Statement (No. 333-193794) on Form S-4, which is incorporated by reference into this Registration Statement on Form S-4.

/s/ Deloitte & Touche LLP

Memphis, TN

August 1, 2014